                                                                               .
                                                                               .
                                                                               .

EXHIBIT 11.0

STATEMENT RE: COMPUTATIONS OF PER SHARE EARNINGS
($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              Six months ended                  Three months ended
                                                                  June 30,                           March 31,
                                                           2003              2002             2003              2002
                                                       ----------------------------------------------------------------
Numerator:
    Net income                                         $       485       $       368      $       309        $      240

Denominator:
    Denominator for basic earnings per
    share-weighted average shares                        1,150,362         1,145,506        1,150,906         1,145,506

Effect of dilutive securities:
    Stock options                                           73,388            83,126           74,802            83,126
                                                       ----------------------------------------------------------------
Denominator for diluted earnings
    Per share
                                                         1,223,750         1,228,632        1,225,708         1,228,632

Basic earnings per share                               $      0.42       $      0.32      $      0.27        $     0.21

Diluted earnings per share                             $      0.40       $      0.30      $      0.25        $     0.20